Exhibit 99.1

Contact:

MicroStrategy Incorporated

Investor Relations

ir@microstrategy.com

(703) 848-8600

MicroStrategy Announces

First Quarter 2018 Financial Results

TYSONS CORNER, Va., April 26, 2018 - MicroStrategy® Incorporated (Nasdaq: MSTR), a leading worldwide provider of enterprise analytics and mobility software, today announced financial results for the three-month period ended March 31, 2018 (the first quarter of its 2018 fiscal year).

MicroStrategy adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606) and its subsequent amendments (“ASU 2014-09”), effective January 1, 2018, and has adjusted its prior period consolidated financial statements to reflect full retrospective adoption.

First quarter 2018 revenues were $123.0 million versus $122.2 million for the first quarter of 2017, a 0.6% increase. Product licenses and subscription services revenues for the first quarter of 2018 were $25.0 million versus $30.4 million for the first quarter of 2017, a 17.9% decrease. Product support revenues for the first quarter of 2018 were $74.4 million versus $70.5 million for the first quarter of 2017, a 5.5% increase. Other services revenues for the first quarter of 2018 were $23.6 million versus $21.3 million for the first quarter of 2017, a 10.7% increase. Foreign currency effects had a favorable impact on revenues for the first quarter of 2018.

Operating expenses for the first quarter of 2018 were $97.1 million versus $78.3 million for the first quarter of 2017, a 24.0% increase. MicroStrategy did not capitalize any software development costs during the first quarter of 2018 or 2017.

Income from operations for the first quarter of 2018 was $0.7 million versus $20.8 million for the first quarter of 2017. Net income for the first quarter of 2018 was $1.7 million, or $0.15 per share on a diluted basis, as compared to net income of $15.6 million, or $1.34 per share on a diluted basis, for the first quarter of 2017.

Non-GAAP income from operations, which excludes share-based compensation expense, was $5.5 million for the first quarter of 2018 versus $24.0 million for the first quarter of 2017. The tables at the end of this press release include a reconciliation of income from operations to non-GAAP income from operations for the three months ended March 31, 2018 and 2017. An explanation of this non-GAAP measure is also included under the heading “Non-GAAP Financial Measure” below.

As of March 31, 2018, MicroStrategy had cash and cash equivalents and short-term investments of $695.5 million, as compared to $675.2 million as of December 31, 2017, an increase of $20.3 million. As of March 31, 2018, MicroStrategy had 9.4 million shares of class A common stock and 2.0 million shares of class B common stock outstanding.

MicroStrategy also announced that the term of its 2005 share repurchase program (“2005 Repurchase Program”), which had been scheduled to expire on April 29, 2018, has been extended until April 29, 2023. As of March 31, 2018, MicroStrategy had repurchased an aggregate of 3,826,947 shares of its class A common stock at an aggregate cost of $345.3 million under the 2005 Repurchase Program, and $454.7 million of MicroStrategy’s class A common stock remained available for repurchase pursuant to such program. The timing and amount of any shares repurchased will be determined by MicroStrategy’s management based on its evaluation of market conditions and other factors. The 2005 Repurchase Program may be funded by using MicroStrategy’s working capital, as well as proceeds from any credit facilities and other borrowing arrangements into which MicroStrategy may enter in the future.

MicroStrategy uses its own software across the Company and has created an interactive dossier with quarterly financial performance data.  Dossiers organize content into chapters and pages via an eBook-like modern interface. The “MSTR Financials” dossier is comprised of two chapters: “Q1 2018 Financials”, which includes the current quarter’s consolidated financial statements, and “Historical Financials”, which includes consolidated financial statements dating back to 2015. The “Q1 2018 Financials” chapter includes the restatement of certain prior period consolidated financial statements to reflect the full retrospective adoption of ASU 2014-09. Anyone can access the MSTR Financials dossier via a web browser here and clicking on the “MSTR Financials” dossier appearing on the top-left of the page, or by downloading the MicroStrategy Library™ app on an iOS or Android device.  To download the native apps, visit MicroStrategy Library for iPad, MicroStrategy Library for iPhone, or MicroStrategy Library for Android tablet and smartphone.

Conference Call

MicroStrategy will be discussing its first quarter 2018 financial results on a conference call today beginning at approximately 5:00 p.m. EDT. To access the conference call, dial (844) 824-7425 (domestically) or (716) 220-9429 (internationally) and use conference ID 7088904. A live webcast and replay of the conference call will be available under the “Events” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm. The replay will be available beginning approximately two hours after the call concludes until May 3, 2018 at (855) 859-2056 (domestically) or (404) 537-3406 (internationally) using the passcode 7088904. An archived webcast will also be available under the “Events” section on MicroStrategy’s investor relations website at http://ir.microstrategy.com/events.cfm.

Recent Business Highlights:

•

MicroStrategy announced the general availability of MicroStrategy 10.11™, the newest feature release to its MicroStrategy 10™ platform. The major update introduced a native MicroStrategy Library app for smartphones, new MicroStrategy Geospatial Services™, custom charts to visualize data, performance enhancements for Dossier™ and more.

•

MicroStrategy was recognized as the Sole Challenger in Gartner’s “2018 Magic Quadrant for Analytics and Business Intelligence Platforms.”[1] MicroStrategy also announced its participation in the Gartner BI Bake-off at the Gartner Data & Analytics Summit 2018.

•

MicroStrategy held its 21st annual user conference, MicroStrategy World™ 2018, which brought together thousands of product experts, thought leaders and MicroStrategy users for a full three-day conference of inspirational keynotes, educational workshops and customer presentations on enterprise analytics and mobility solutions.

o

MicroStrategy unveiled the Map of the Intelligent Enterprise™, which shows how an organization can apply MicroStrategy’s intelligence platform to existing enterprise assets to empower constituents with unique intelligence applications, and guides modern businesses in adopting the right technology and techniques they need to become an Intelligent Enterprise.

o

MicroStrategy announced the availability of new connectors to data discovery vendors Microsoft Power BI, Qlik Technologies, and Tableau Software, enabling users of other data discovery tools to leverage MicroStrategy 10.

(1) Gartner “Magic Quadrant for Analytics and Business Intelligence Platforms” by Cindi Howson, Alys Woodward, Carlie J. Idoine, James Laurence Richardson, Joao Tapadinhas, Rita L. Sallam, February 26, 2018. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

o

MicroStrategy introduced enhancements to its MicroStrategy Education™ offerings to help MicroStrategy’s global customers develop and certify the required roles for an optimized Enterprise Intelligence Center.

o	MicroStrategy presented Customer Awards to AllianceBernstein, Cementos Pacasmayo, Freddie Mac and Merck for their outstanding enterprise analytics and mobility applications.

•

MicroStrategy announced the renewal of the lease for its Fairfax County headquarters and its plan to invest $6 million in capital improvements. The investment includes plans to hire 300 employees for R&D, Sales, Marketing, and Services roles over several years, and undertake initiatives to improve the facilities and workspaces at its headquarters location.

Non-GAAP Financial Measure

MicroStrategy is providing a supplemental financial measure for income from operations that excludes the impact of share-based compensation arrangements. This financial measure is not a measurement of financial performance under generally accepted accounting principles in the United States (“GAAP”) and, as a result, this financial measure may not be comparable to similarly titled measures of other companies. Management uses this non-GAAP financial measure internally to help understand, manage and evaluate business performance and to help make operating decisions. MicroStrategy believes that this non-GAAP financial measure is also useful to investors and analysts in comparing its performance across reporting periods on a consistent basis because it excludes a significant non-cash expense that MicroStrategy believes is not reflective of its general business performance. In addition, accounting for share-based compensation arrangements requires significant management judgment and the resulting expense could vary significantly in comparison to other companies. Therefore, MicroStrategy believes the use of this non-GAAP financial measure can also facilitate comparison of MicroStrategy’s operating results to those of its competitors.

About MicroStrategy Incorporated

MicroStrategy (Nasdaq: MSTR) is a worldwide leader in enterprise analytics and mobility software. A pioneer in the BI and analytics space, MicroStrategy delivers innovative software that empowers people to make better decisions and transform the way they do business. We provide our enterprise customers with world-class software and expert services so they can deploy unique intelligence applications. To learn more, visit MicroStrategy online, and follow us on LinkedIn, Twitter and Facebook.

MicroStrategy, MicroStrategy 10, MicroStrategy 10.11, MicroStrategy Library, MicroStrategy Geospatial Services, MicroStrategy World, MicroStrategy Education, Dossier and Intelligent Enterprise are either trademarks or registered trademarks of MicroStrategy Incorporated in the United States and certain other countries. Other product and company names mentioned herein may be the trademarks of their respective owners.

This press release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results of MicroStrategy Incorporated and its subsidiaries (collectively, the “Company”) to differ materially from the forward-looking statements. Factors that could contribute to such differences include: the extent and timing of market acceptance of MicroStrategy’s new offerings, including MicroStrategy 10.11; the Company’s ability to recognize revenue or deferred revenue through delivery of products or satisfactory performance of services; continued acceptance of the Company’s other products in the marketplace; fluctuations in tax benefits or provisions, including as a result of changes to U.S. federal tax laws; the timing of significant orders; delays in or the inability of the Company to develop or ship new products; competitive factors; general economic conditions, including economic uncertainty in the retail industry, in which the Company has a significant number of customers; currency fluctuations; and other risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

MSTR-F

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2018	2017
	(unaudited)	(as adjusted, unaudited)
Revenues
Product licenses	$17,301	$22,646
Subscription services	7,662	7,772
Total product licenses and subscription services	24,963	30,418
Product support	74,415	70,512
Other services	23,589	21,302
Total revenues	122,967	122,232

Cost of revenues
Product licenses	2,211	1,672
Subscription services	3,249	3,039
Total product licenses and subscription services	5,460	4,711
Product support	4,796	4,334
Other services	14,929	14,087
Total cost of revenues	25,185	23,132

Gross profit	97,782	99,100

Operating expenses
Sales and marketing	51,335	39,582
Research and development	23,560	18,426
General and administrative	22,172	20,257
Total operating expenses	97,067	78,265

Income from operations	715	20,835
Interest income, net	2,034	837
Other expense, net	(1,594)	(1,856)
Income before income taxes	1,155	19,816
(Benefit from) provision for income taxes	(518)	4,259
Net income	$1,673	$15,557

Basic earnings per share (1):	$0.15	$1.36
Weighted average shares outstanding used in computing basic earnings per share	11,447	11,439

Diluted earnings per share (1):	$0.15	$1.34
Weighted average shares outstanding used in computing diluted earnings per share	11,488	11,593

(1)	Basic and fully diluted earnings per share for class A and class B common stock are the same.

MICROSTRATEGY INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2018	2017
	(unaudited)	(as adjusted, unaudited)
Assets
Current assets
Cash and cash equivalents	$152,155	$420,244
Restricted cash	1,025	$938
Short-term investments	543,312	254,927
Accounts receivable, net	147,332	165,364
Prepaid expenses and other current assets	32,656	19,180
Total current assets	876,480	860,653

Property and equipment, net	53,414	53,359
Capitalized software development costs, net	1,000	2,499
Deposits and other assets	6,974	7,411
Deferred tax assets, net	12,041	9,297
Total Assets	$949,909	$933,219

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	$25,688	$30,711
Accrued compensation and employee benefits	34,343	41,498
Deferred revenue and advance payments	201,718	198,734
Total current liabilities	261,749	270,943

Deferred revenue and advance payments	5,668	6,400
Other long-term liabilities	68,906	50,146
Deferred tax liabilities	4	4
Total Liabilities	336,327	327,493

Stockholders' Equity
Preferred stock undesignated, $0.001 par value; 5,000 shares authorized; no shares issued or outstanding	0	0
Class A common stock, $0.001 par value; 330,000 shares authorized; 15,817 shares issued and 9,412 shares outstanding, and 15,817 shares issued and 9,412 shares outstanding, respectively	16	16
Class B convertible common stock, $0.001 par value; 165,000 shares authorized; 2,035 shares issued and outstanding, and 2,035 shares issued and outstanding, respectively	2	2
Additional paid-in capital	564,661	559,918
Treasury stock, at cost; 6,405 shares	(475,184)	(475,184)
Accumulated other comprehensive loss	(4,219)	(5,659)
Retained earnings	528,306	526,633
Total Stockholders' Equity	613,582	605,726
Total Liabilities and Stockholders' Equity	$949,909	$933,219

MICROSTRATEGY INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2018	2017
	(unaudited)	(as adjusted, unaudited)
Operating activities:
Net income	$1,673	$15,557
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,298	4,491
Bad debt expense	165	1,044
Deferred taxes	(2,662)	(968)
Share-based compensation expense	4,743	3,115
Changes in operating assets and liabilities:
Accounts receivable	422	9,584
Prepaid expenses and other current assets	(3,783)	(270)
Deposits and other assets	228	98
Accounts payable and accrued expenses	(6,016)	(16,295)
Accrued compensation and employee benefits	(8,085)	(11,296)
Deferred revenue and advance payments	19,570	22,294
Other long-term liabilities	9,164	(833)
Net cash provided by operating activities	18,717	26,521

Investing activities:
Proceeds from redemption of short-term investments	195,820	91,140
Purchases of property and equipment	(1,294)	(820)
Purchases of short-term investments	(483,440)	(163,421)
Net cash used in investing activities	(288,914)	(73,101)

Financing activities:
Proceeds from sale of class A common stock under exercise of employee stock options	-	1,095
Payments on capital lease obligations and other financing arrangements	(7)	(6)
Net cash (used in) provided by financing activities	(7)	1,089

Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	2,202	2,306
Net decrease in cash, cash equivalents, and restricted cash	(268,002)	(43,185)
Cash, cash equivalents, and restricted cash, beginning of period	421,182	402,712
Cash, cash equivalents, and restricted cash, end of period	$153,180	$359,527

MICROSTRATEGY INCORPORATED

REVENUE AND COST OF REVENUE DETAIL

(in thousands)

	Three Months Ended
	March 31,
	2018	2017
	(unaudited)	(as adjusted, unaudited)
Revenues
Product licenses and subscription services:
Product licenses	$17,301	$22,646
Subscription services	7,662	7,772
Total product licenses and subscription services	24,963	30,418
Product support	74,415	70,512
Other services:
Consulting	21,287	19,046
Education	2,302	2,256
Total other services	23,589	21,302
Total revenues	122,967	122,232

Cost of revenues
Product licenses and subscription services:
Product licenses	2,211	1,672
Subscription services	3,249	3,039
Total product licenses and subscription services	5,460	4,711
Product support	4,796	4,334
Other services:
Consulting	13,321	12,417
Education	1,608	1,670
Total other services	14,929	14,087
Total cost of revenues	25,185	23,132

Gross profit	$97,782	$99,100

MICROSTRATEGY INCORPORATED

DEFERRED REVENUE DETAIL

(in thousands)

	March 31,	December 31,	March 31,
	2018	2017	2017
	(unaudited)	(as adjusted, unaudited)	(as adjusted, unaudited)
Current:
Deferred product licenses revenue	$3,064	$3,760	$2,933
Deferred subscription services revenue	16,742	17,324	18,139
Deferred product support revenue	173,156	168,185	168,145
Deferred other services revenue	8,756	9,465	9,210
Total current deferred revenue and advance payments	$201,718	$198,734	$198,427

Non-current:
Deferred product licenses revenue	$843	$820	$651
Deferred subscription services revenue	385	126	961
Deferred product support revenue	3,854	4,826	6,595
Deferred other services revenue	586	628	760
Total non-current deferred revenue and advance payments	$5,668	$6,400	$8,967

Total current and non-current:
Deferred product licenses revenue	$3,907	$4,580	$3,584
Deferred subscription services revenue	17,127	17,450	19,100
Deferred product support revenue	177,010	173,011	174,740
Deferred other services revenue	9,342	10,093	9,970
Total current and non-current deferred revenue and advance payments	$207,386	$205,134	$207,394

MICROSTRATEGY INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(in thousands)

	Three Months Ended
	March 31,
	2018	2017
	(unaudited)	(as adjusted, unaudited)
Reconciliation of non-GAAP income from operations:
Income from operations	$715	$20,835
Share-based compensation expense	4,743	3,115
Non-GAAP income from operations	$5,458	$23,950

MICROSTRATEGY INCORPORATED

WORLDWIDE EMPLOYEE HEADCOUNT

	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Subscription services	57	53	50	49	41
Product support	182	172	163	176	185
Consulting	441	441	447	448	447
Education	42	41	41	42	41
Sales and marketing	667	652	635	642	620
Research and development	604	559	539	526	522
General and administrative	313	298	303	301	306
Total headcount	2,306	2,216	2,178	2,184	2,162